FIRST AMENDMENT TO THE

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

THIS FIRST AMENDMENT, dated as of the 24th day of June 2021, to the Investment Advisory Agreement, dated as of July 8, 2020, as amended, (the “Advisory Agreement”) is entered into by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”), on behalf of the series listed on Schedule A, which may be amended from time to time (each a “Fund” and together, the “Funds”), and Kayne Anderson Capital Advisors, L.P. (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Advisory Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Advisory Agreement to reduce the management fee for the Kayne Anderson Renewable Infrastructure Fund by 0.15%, effective August 1, 2021; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A	KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By: __________________________________	By: __________________________________
Name: Ryan L. Roell	Name:
Title: President	Title:

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Amended and Restated Schedule A

to the

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets

Kayne Anderson Renewable Infrastructure Fund	0.85%

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